Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

ROLLING MEADOWS, IL, January 27, 2022 — Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter and full year ended December 31, 2021. Management will host a webcast conference call to discuss these results on Thursday, January 27, 2022 at 5:15 p.m. ET/4:15 p.m. CT. To listen to the call, and for printer-friendly formats of this release and the “Supplemental Quarterly Data” and “CFO Commentary,” which may also be referenced during the call, please visit ajg.com/IR. These documents contain both GAAP and non-GAAP measures. Investors and other users of this information should read carefully the section entitled “Information Regarding Non-GAAP Measures” beginning on page 10.

Summary of Financial Results - Fourth Quarter

	Revenues Before						Diluted Net Earnings
	Reimbursements		Net Earnings (Loss)		EBITDAC		(Loss) Per Share
Segment	4th Q 21	4th Q 20	4th Q 21	4th Q 20	4th Q 21	4th Q 20	4th Q 21	4th Q 20

	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$1,467.4	$1,235.8	$171.0	$157.7	$417.6	$341.8	$0.79	$0.79
Net (gains) losses on divestitures	(9.9)	10.4	(8.0)	8.3	(9.9)	10.4	(0.04)	0.04
Acquisition integration	—	—	12.7	4.5	15.6	5.6	0.06	0.02
Workforce and lease termination	—	—	6.1	8.3	7.4	10.4	0.03	0.04
Acquisition related adjustments	—	—	46.0	15.0	7.8	4.8	0.22	0.08
Levelized foreign currency translation	—	2.7	—	0.6	—	1.2	—	—

Brokerage, as adjusted *	1,457.5	1,248.9	227.8	194.4	438.5	374.2	1.06	0.97

Risk Management, as reported	254.3	216.4	24.6	19.1	46.0	39.9	0.12	0.10
Workforce and lease termination	—	—	1.0	1.2	1.3	1.5	—	0.01
Acquisition related adjustments	—	—	0.1	—	0.1	—	—	—
Levelized foreign currency translation	—	(0.2)	—	0.3	—	0.3	—	—

Risk Management, as adjusted *	254.3	216.2	25.7	20.6	47.4	41.7	0.12	0.11

Corporate, as reported	219.7	211.4	(74.7)	(23.7)	(86.0)	(46.4)	(0.40)	(0.17)
Transaction-related costs	—	—	21.6	—	26.7	—	0.10	—
Legal and income tax related	—	—	19.4	(6.6)	9.5	—	0.10	(0.03)

Corporate, as adjusted *	219.7	211.4	(33.7)	(30.3)	(49.8)	(46.4)	(0.20)	(0.20)

Total Company, as reported	$1,941.4	$1,663.6	$120.9	$153.1	$377.6	$335.3	$0.51	$0.72

Total Company, as adjusted *	$1,931.5	$1,676.5	$219.8	$184.7	$436.1	$369.5	$0.98	$0.88

Total Brokerage & Risk Management, as reported	$1,721.7	$1,452.2	$195.6	$176.8	$463.6	$381.7	$0.91	$0.89

Total Brokerage & Risk Management, as adjusted *	$1,711.8	$1,465.1	$253.5	$215.0	$485.9	$415.9	$1.18	$1.08

*

For fourth quarter 2021, the pretax impact of the Brokerage segment adjustments totals $69.7 million, with a corresponding adjustment to the provision for income taxes of $12.9 million relating to these items. For fourth quarter 2021, the pretax impact of the Risk Management segment adjustments totals $1.4 million, with a corresponding adjustment to the provision for income taxes of $0.3 million relating to these items. The pretax impact of the Corporate segment adjustments totals $36.2 million, with a corresponding adjustment to the benefit for income taxes of $(4.8) million relating to these items and the other tax items noted on pages 8 and 9. A detailed reconciliation of the 2021 and 2020 provision (benefit) for income taxes is shown on pages 14 and 15.

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“We delivered an outstanding fourth quarter, wrapping up another excellent year of financial performance!” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “During the quarter, our core brokerage and risk management segments combined to post 18% growth in revenue, of which 11% was organic revenue growth; net earnings growth of 11%; and adjusted EBITDAC growth of 17%. We completed 18 new tuck-in mergers and our newly acquired reinsurance operations had a strong December.

“Overall, the P/C renewal premium increases we saw during the quarter were consistent with the first three quarters of 2021. P/C rates continued to move higher across nearly all geographies and lines of coverage, insured exposure unit changes were positive, and inflation is at levels not seen for several decades. For the third straight quarter we benefited from positive policy endorsements and other mid-term policy adjustments, indicating a rebound in the underlying economic health of our clients, notwithstanding the late-year surge in COVID-19 cases.

“Within our benefits and HR consulting business we saw rising covered lives and strong demand for special project work. And in our risk management and claims paying unit, Gallagher Bassett, we had an excellent finish to the year fueled by new business wins and claim count increases.

“I am extremely pleased with how our businesses performed during 2021 and that our 39,000 colleagues continue to deliver the very best insurance and risk management advice to clients and prospects, day-in and day-out. We have terrific momentum, which makes me bullish about our prospects in 2022 and beyond!”

Summary of Financial Results - Year Ended December 31,

	Revenues Before						Diluted Net Earnings
	Reimbursements		Net Earnings (Loss)		EBITDAC		(Loss) Per Share
Segment	Year 21	Year 20	Year 21	Year 20	Year 21	Year 20	Year 21	Year 20

	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$5,967.5	$5,167.1	$1,016.6	$866.0	$1,957.2	$1,597.4	$4.86	$4.42
Net (gains) losses on divestitures	(18.8)	5.8	(15.0)	4.7	(18.8)	5.8	(0.07)	0.02
Acquisition integration	—	—	25.2	19.3	31.7	25.1	0.12	0.10
Workforce and lease termination	—	—	18.0	34.0	20.6	43.9	0.09	0.17
Acquisition related adjustments	—	—	98.3	39.7	27.4	19.2	0.47	0.20
Levelized foreign currency translation	—	110.1	—	17.4	—	36.2	—	0.09

Brokerage, as adjusted *	5,948.7	5,283.0	1,143.1	981.1	2,018.1	1,727.6	5.47	5.00

Risk Management, as reported	967.6	821.7	89.5	66.9	177.1	141.6	0.43	0.34
Net gains on divestitures	(0.1)	—	(0.1)	—	(0.1)	—	—	—
Workforce and lease termination	—	—	6.0	6.0	7.1	7.9	0.03	0.04
Acquisition related adjustments	—	—	2.1	0.4	0.4	—	0.01	—
Levelized foreign currency translation	—	11.4	—	0.7	—	2.0	—	—

Risk Management, as adjusted *	967.5	833.1	97.5	74.0	184.5	151.5	0.47	0.38

Corporate, as reported	1,141.3	863.1	(151.1)	(74.8)	(231.0)	(142.2)	(0.92)	(0.56)
Loss on extinguishment of debt	—	—	12.2	—	—	—	0.06	—
Transaction-related costs	—	—	38.5	—	47.9	—	0.19	—
Legal and income tax related	—	—	43.6	(1.1)	9.5	—	0.21	(0.01)

Corporate, as adjusted *	1,141.3	863.1	(56.8)	(75.9)	(173.6)	(142.2)	(0.46)	(0.57)

Total Company, as reported	$8,076.4	$6,851.9	$955.0	$858.1	$1,903.3	$1,596.8	$4.37	$4.20

Total Company, as adjusted *	$8,057.5	$6,979.2	$1,183.8	$979.2	$2,029.0	$1,736.9	$5.48	$4.81

Total Brokerage & Risk Management, as reported	$6,935.1	$5,988.8	$1,106.1	$932.9	$2,134.3	$1,739.0	$5.29	$4.76

Total Brokerage & Risk Management, as adjusted *	$6,916.2	$6,116.1	$1,240.6	$1,055.1	$2,202.6	$1,879.1	$5.94	$5.38

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*

For the year ended December 31, 2021, the pretax impact of the Brokerage segment adjustments totals $159.2 million, with a corresponding adjustment to the provision for income taxes of $32.7 million relating to these items. For the year ended December 31, 2021, the pretax impact of the Risk Management segment adjustments totals $10.6 million, with a corresponding adjustment to the provision for income taxes of $2.6 million relating to these items. The pretax impact of the Corporate segment adjustments totals $73.6 million, with a corresponding adjustment to the benefit for income taxes of $(20.7) million relating to these items and the other tax items noted on pages 8 and 9. A detailed reconciliation of the 2021 and 2020 provision (benefit) for income taxes is shown on pages 14 and 15.

Acquisition of the Willis Towers Watson Treaty Reinsurance Brokerage Operations

On December 1, 2021, we acquired substantially all of the Willis Towers Watson treaty reinsurance brokerage operations for an initial gross consideration of $3.25 billion, and potential additional consideration of $750 million subject to certain third-year revenue targets. There are twelve remaining international operations with deferred closings that comprise approximately $180 million of the initial purchase consideration that are subject to local regulatory approval and are expected to close in the first and second quarters of 2022. We funded the transaction using cash on hand, including $1.4 billion of net cash raised in our May 17, 2021 follow-on common stock offering, $850 million of net cash borrowed in our May 20, 2021 30-year senior note issuance, $750 million of net cash borrowed in our November 9, 2021 10-year ($400 million) and 30-year ($350 million) senior note issuances and short-term borrowings.

Impact of COVID-19 Pandemic Recovery

Relative to fourth quarter 2020, during fourth quarter 2021:

•

Nearly all of our Brokerage segment operations’ revenues benefited from our clients’ improving business conditions, which increases insured exposure units (i.e., insured values, payrolls, employees, miles driven, gross receipts, etc.) and covered lives,

•	Our Risk Management segment operations’ revenues benefited from our clients’ improving business conditions, which increases new arising workers’ compensation and general liability claims, and

•

Our clean energy investments benefited from higher electricity production due to increased demand for electricity from improving business conditions, somewhat offset by the sunset of our 2011-era plants in November and December of 2021.

If economic conditions continue to improve, we believe we may continue to see favorable revenue benefits in our Brokerage and Risk Management segments in the first quarter of 2022 relative to the same quarter in 2021. However, if the economic recovery slows, due to the Omicron variant or other factors, we could see less revenue benefits than we experienced in the second, third and fourth quarters of 2021.

During the second, third and fourth quarters of 2020 and first quarter of 2021, we realized significant expense savings (totaling approximately $60 million to $75 million per quarter relative to the prior year same quarters, adjusted for pro forma full-quarter costs related to acquisitions) as a result of reduced travel, entertainment and advertising expenses, reduced costs from lower employee medical plan utilization, a reduction in workforce, wage controls, and reduced use of external consultants. During the second, third and fourth quarters of 2021, as we increased our business activities relative to the second, third and fourth quarters of 2020, we experienced increases in travel and entertainment, full restoration of advertising and more normalized usage of our employee medical plan, resumption of annual support-layer wage increases, increased use of external consultants, further investment in support of our hybrid employee environment, continued investment in cyber security and an increase in incentive compensation. These incremental costs totaled approximately $15 million, $25 million and $30 million in our Brokerage segment relative to the second, third and fourth quarters of 2020, respectively. Looking forward to 2022, we believe we will see incrementally higher Brokerage segment costs relative to 2021, and if the pace of economic recovery accelerates beyond our expectations, we could see expense increases higher than our current estimates.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	4th Q 2021	4th Q 2020	Year 2021	Year 2020
Base Commissions and Fees
Commissions and fees, as reported	$1,327.1	$1,136.1	$5,429.2	$4,728.8
Less commissions and fees from acquisitions	(76.1)	—	(255.9)	—
Less divested operations	—	(3.1)	—	(13.7)
Levelized foreign currency translation	—	2.4	—	97.3

Organic base commissions and fees	$1,251.0	$1,135.4	$5,173.3	$4,812.4

Organic change in base commissions and fees	10.2%		7.5%

Supplemental Revenues
Supplemental revenues, as reported	$65.7	$57.9	$248.7	$221.9
Less supplemental revenues from acquisitions	(0.5)	—	(3.1)	—
Levelized foreign currency translation	—	0.3	—	5.5

Organic supplemental revenues	$65.2	$58.2	$245.6	$227.4

Organic change in supplemental revenues	12.0%		8.0%

Contingent Revenues
Contingent revenues, as reported	$37.7	$30.0	$188.0	$147.0
Less contingent revenues from acquisitions	(1.2)	—	(3.3)	—
Levelized foreign currency translation	—	—	—	1.6

Organic contingent revenues	$36.5	$30.0	$184.7	$148.6

Organic change in contingent revenues	21.7%		24.3%

Total reported commissions, fees, supplemental revenues and contingent revenues	$1,430.5	$1,224.0	$5,865.9	$5,097.7
Less commissions, fees, supplemental revenues and contingent revenues from acquisitions	(77.8)	—	(262.3)	—
Less divested operations and program repricing	—	(3.1)	—	(13.7)
Levelized foreign currency translation	—	2.7	—	104.4

Total organic commissions, fees, supplemental revenues and contingent revenues	$1,352.7	$1,223.6	$5,603.6	$5,188.4

Total organic change	10.6%		8.0%

Acquisition Activity	4th Q 2021	4th Q 2020	Year 2021	Year 2020
Number of acquisitions closed *	19	10	36	27
Estimated annualized revenues acquired (in millions)	$812.1	$100.2	$952.0	$251.4

*	In the fourth quarter of 2021, Gallagher issued 671,000 shares of its common stock at the request of sellers and/or in connection with tax-free exchange acquisitions.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios		4th Q 2021	4th Q 2020	Year 2021	Year 2020
Compensation expense, as reported		$829.4	$727.8	$3,252.4	$2,882.5
Acquisition integration		(10.4)	(3.6)	(22.3)	(14.9)
Workforce and lease termination related charges		(6.9)	(6.1)	(16.2)	(35.7)
Acquisition related adjustments		(7.8)	(4.8)	(27.4)	(19.2)
Levelized foreign currency translation		—	2.5	—	61.6

Compensation expense, as adjusted		804.3	715.8	3,186.5	2,874.3

Reported compensation expense ratios using reported revenues on pages 1 and 2	*	56.5%	58.9%	54.5%	55.8%

Adjusted compensation expense ratios using adjusted revenues on pages 1 and 2	*	55.2%	57.3%	53.6%	54.4%

*

Reported fourth quarter 2021 compensation ratio was 2.4 pts lower than fourth quarter 2020. Adjusted fourth quarter 2021 compensation ratio was 2.1 pts lower than fourth quarter 2020. Approximately one-third of the decrease in the ratio is due to workforce adjustment actions taken in 2020, approximately one-third is due to lesser employee benefit plan costs and the remainder is the net impact of performance based compensation, partially offset by the resumption of merit wage increases. On a reported basis, the ratio was further impacted by differences in non-GAAP adjustments to revenue, principally gains/losses from divestitures, and changes in compensation expense related to integration costs, workforce related charges and acquisition related adjustments between the periods.

Operating Expense and Ratios		4th Q 2021	4th Q 2020	Year 2021	Year 2020
Operating expense, as reported		$220.4	$166.2	$757.9	$687.2
Acquisition integration		(5.2)	(2.0)	(9.4)	(10.2)
Workforce and lease termination related charges		(0.5)	(4.3)	(4.4)	(8.2)
Levelized foreign currency translation		—	(1.0)	—	12.3

Operating expense, as adjusted		$214.7	$158.9	$744.1	$681.1

Reported operating expense ratios using reported revenues on pages 1 and 2	*	15.0%	13.5%	12.7%	13.3%

Adjusted operating expense ratios using adjusted revenues on pages 1 and 2	*	14.7%	12.7%	12.5%	12.9%

*

Reported fourth quarter 2021 operating expense ratio was 1.5 pts higher than fourth quarter 2020. Adjusted fourth quarter 2021 operating expense ratio was 2.0 pts higher than fourth quarter 2020. Half of the increase related to the return of travel, entertainment, client-related, and other expenses as noted on page 3. Much of the other half related to infrequently occurring bad debt, legal fees, and an increase in discretionary consulting and professional fees.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Net Earnings to Adjusted EBITDAC (Non-GAAP)		4th Q 2021	4th Q 2020	Year 2021	Year 2020
Net earnings, as reported		$171.0	$157.7	$1,016.6	$866.0
Provision for income taxes		60.0	49.6	328.9	276.3
Depreciation		22.8	19.8	87.8	73.5
Amortization		107.4	94.5	407.6	411.3
Change in estimated acquisition earnout payables		56.4	20.2	116.3	(29.7)

EBITDAC		417.6	341.8	1,957.2	1,597.4

Net (gains) loss on divestitures		(9.9)	10.4	(18.8)	5.8
Acquisition integration		15.6	5.6	31.7	25.1
Workforce and lease termination related charges		7.4	10.4	20.6	43.9
Acquisition related adjustments		7.8	4.8	27.4	19.2
Levelized foreign currency translation		—	1.2	—	36.2

EBITDAC, as adjusted		$438.5	$374.2	$2,018.1	$1,727.6

Net earnings margin, as reported using reported revenues on pages 1 and 2		11.7%	12.8%	17.0%	16.8%

EBITDAC margin, as adjusted using adjusted revenues on pages 1 and 2	*	30.1%	30.0%	33.9%	32.7%

*	Adjusted EBITDAC margin expansion in fourth quarter 2021 was 13 bpts. Excluding the one month of reinsurance operations acquired on December 1, 2021, adjusted EBITDAC margin expansion was 88 bpts.

Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	4th Q 2021	4th Q 2020	Year 2021	Year 2020
Fees	$250.8	$214.8	$954.0	$815.3
International performance bonus fees	3.4	1.5	13.2	5.7

Fees as reported	254.2	216.3	967.2	821.0
Less fees from acquisitions	(9.9)	—	(33.3)	—
Levelized foreign currency translation	—	(0.2)	—	11.4

Organic fees	$244.3	$216.1	$933.9	$832.4

Organic change in fees	13.1%		12.2%

Acquisition Activity	4th Q 2021	4th Q 2020	Year 2021	Year 2020
Number of acquisitions closed	—	—	2	—
Estimated annualized revenues acquired (in millions)	$—	$—	$50.0	$—

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Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios		4th Q 2021	4th Q 2020	Year 2021	Year 2020
Compensation expense, as reported		$151.8	$131.9	$580.7	$517.5

Workforce and lease termination related charges		(0.8)	(1.3)	(2.3)	(7.5)
Acquisition related adjustments		(0.1)	—	(0.4)	—
Levelized foreign currency translation		—	(0.4)	—	7.7

Compensation expense, as adjusted		$150.9	$130.2	$578.0	$517.7

Reported compensation expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*	59.7%	61.0%	60.0%	63.0%

Adjusted compensation expense ratios using adjusted revenues (before reimbursements) on pages 1 and 2	*	59.3%	60.2%	59.7%	62.1%

*

Reported fourth quarter 2021 compensation ratio was 1.3 pts lower than fourth quarter 2020. Adjusted fourth quarter 2021 compensation ratio was 0.9 pts lower than fourth quarter 2020. These ratios were primarily impacted by continued compensation savings in fourth quarter 2021 due to the 2020 workforce reduction actions and the phasing of incentive compensation in 2021 as compared to 2020. These savings were partially offset by resumption of merit wage increases in 2021.

Operating Expense and Ratios		4th Q 2021	4th Q 2020	Year 2021	Year 2020
Operating expense, as reported		$56.5	$44.6	$209.8	$162.6

Workforce and lease termination related charges		(0.5)	(0.2)	(4.8)	(0.4)
Levelized foreign currency translation		—	(0.1)	—	1.7

Operating expense, as adjusted		$56.0	$44.3	$205.0	$163.9

Reported operating expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*	22.2%	20.6%	21.7%	19.8%

Adjusted operating expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*	22.0%	20.5%	21.2%	19.7%

*

Reported fourth quarter operating expense ratio was 1.6 pts higher than fourth quarter 2020. Adjusted fourth quarter 2021 operating ratio was 1.5 pts higher than fourth quarter 2020. These ratios were primarily impacted by modest incremental costs associated with the pandemic recovery as noted on page 3 and increased professional fees associated with revenue growth in certain products, partially offset by continued operating cost control measures.

Net Earnings to Adjusted EBITDAC (Non-GAAP)	4th Q 2021	4th Q 2020	Year 2021	Year 2020
Net earnings, as reported	$24.6	$19.1	$89.5	$66.9
Provision for income taxes	8.5	6.2	30.6	22.5
Depreciation	11.1	12.9	46.2	49.4
Amortization	1.6	1.6	7.5	6.0
Change in estimated acquisition earnout payables	0.2	0.1	3.3	(3.2)

EBITDAC	46.0	39.9	177.1	141.6
Net gains on divestitures	—	—	(0.1)	—
Workforce and lease termination related charges	1.3	1.5	7.1	7.9
Acquisition related adjustments	0.1	—	0.4	—
Levelized foreign currency translation	—	0.3	—	2.0

EBITDAC, as adjusted	$47.4	$41.7	$184.5	$151.5

Net earnings margin, as reported using reported revenues (before reimbursements) on pages 1 and 2	9.7%	8.8%	9.3%	8.1%

EBITDAC margin, as adjusted using adjusted revenues (before reimbursements) on pages 1 and 2	18.6%	19.3%	19.1%	18.2%

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Corporate Segment Reported GAAP Information (dollars in millions):

	2021			2020
4th Quarter	Pretax Loss	Income Tax Benefit	Net Earnings (Loss) Attributable to Controlling Interests	Pretax Loss	Income Tax Benefit	Net Earnings (Loss) Attributable to Controlling Interests
Components of Corporate Segment, as reported
Interest and banking costs	$(62.2)	$15.5	$(46.7)	$(48.9)	$12.2	$(36.7)
Clean energy related (1)	(40.7)	53.1	12.4	(30.5)	38.4	7.9
Acquisition costs (2)	(28.6)	5.3	(23.3)	(3.7)	0.4	(3.3)
Corporate (3) (4)	(28.3)	2.5	(25.8)	(24.9)	24.2	(0.7)

Reported 4th Quarter	(159.8)	76.4	(83.4)	(108.0)	75.2	(32.8)

Adjustments
Transaction-related costs (2)	26.7	(5.1)	21.6	—	—	—
Legal and income tax related (3)	9.5	9.9	19.4	—	(6.6)	(6.6)

Components of Corporate Segment, as adjusted
Interest and banking costs	(62.2)	15.5	(46.7)	(48.9)	12.2	(36.7)
Clean energy related (1)	(40.7)	53.1	12.4	(30.5)	38.4	7.9
Acquisition costs	(1.9)	0.2	(1.7)	(3.7)	0.4	(3.3)
Corporate (3) (4)	(18.8)	12.4	(6.4)	(24.9)	17.6	(7.3)

Adjusted 4th Quarter	$(123.6)	$81.2	$(42.4)	$(108.0)	$68.6	$(39.4)

Year ended
Components of Corporate Segment, as reported
Interest and banking costs (2)	$(245.9)	$61.4	$(184.5)	$(201.4)	$50.4	$(151.0)
Clean energy related (1)	(135.4)	232.8	97.4	(112.4)	182.2	69.8
Acquisition costs (2)	(54.9)	9.5	(45.4)	(9.9)	1.0	(8.9)
Corporate (3) (4)	(94.1)	35.7	(58.4)	(71.5)	52.4	(19.1)

Reported Year Ended	(530.3)	339.4	(190.9)	(395.2)	286.0	(109.2)

Adjustments
Loss on extinguishment of debt (2)	16.2	(4.0)	12.2	—	—	—
Transaction-related costs (2)	47.9	(9.4)	38.5	—	—	—
Legal and income tax related (3)	9.5	34.1	43.6	—	(1.1)	(1.1)

Components of Corporate Segment, as adjusted
Interest and banking costs	(229.7)	57.4	(172.3)	(201.4)	50.4	(151.0)
Clean energy related (1)	(135.4)	232.8	97.4	(112.4)	182.2	69.8
Acquisition costs	(7.0)	0.1	(6.9)	(9.9)	1.0	(8.9)
Corporate (3) (4)	(84.6)	69.8	(14.8)	(71.5)	51.3	(20.2)

Adjusted Year Ended	$(456.7)	$360.1	$(96.6)	$(395.2)	$284.9	$(110.3)

(1)

Pretax loss for the fourth quarter is presented net of amounts attributable to noncontrolling interests of $8.7 million in 2021 and $9.1 million in 2020. Pretax losses for the years ended December 31, are presented net of amounts attributable to noncontrolling interests of $39.8 million in 2021 and $34.4 million in 2020.

(2)

Gallagher incurred transaction-related costs, which include legal, consulting, employee compensation and other professional fees associated with due diligence and integration for its (a) acquisition of the Willis Towers Watson treaty reinsurance brokerage operations; and (b) the previous terminated agreement to acquire certain Willis Towers Watson reinsurance and other brokerage operations. In connection with (b), in third quarter 2021, Gallagher redeemed $650 million of 2031 Senior Notes and incurred a loss of $16.2 million related to the on early extinguishment of such debt.

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(3)

In fourth quarter 2021, Gallagher incurred (a) additional U.K. and U.S. income tax expense related to the non-deductibility of acquisition related adjustments made in the quarter, (b) costs related to a legal settlement and (c) income tax adjustments as we filed our 2020 tax returns in the fourth quarter and finalized our 2021 income tax provisions within the U.S. and foreign jurisdictions where we operate. In third quarter 2021, Gallagher incurred additional U.K. income tax expense related to the non-deductibility of acquisition related adjustments made in that quarter. In second quarter 2021, the U.K. government enacted tax legislation that increases the corporate income tax rate from 19% to 25% effective in 2023, in which Gallagher incurred additional income tax expense during 2021 to adjust certain deferred income tax liabilities to the higher income tax rate.

(4)

Corporate pretax loss includes a net unrealized foreign exchange remeasurement gain of $1.5 million in fourth quarter 2021 and a net unrealized foreign exchange remeasurement loss of $5.0 million in fourth quarter 2020. Corporate pretax loss includes a net unrealized foreign exchange remeasurement loss of $0.7 million in the year ended December 31, 2021 and a net unrealized foreign exchange remeasurement loss of $0.3 million in the year ended December 31, 2020.

Interest and banking costs and debt - At December 31, 2021, Gallagher had $1,600.0 million of borrowings from public debt, $4,448.0 million of borrowings from private placements and $45.0 million of short-term borrowings under its line of credit facility. In addition, Gallagher had $228.4 million outstanding under a revolving loan facility that provides funding for premium finance receivables, which are fully collateralized by the underlying premiums held by insurance carriers, and as such are excluded from our debt covenant computations.

Clean energy - Consists of the operating results related to our investments in clean coal production plants and royalty income from clean coal licenses related to Chem-Mod LLC. Additional information regarding these results is available in the “CFO Commentary” at ajg.com/IR.

Acquisition costs - Consists mostly of external professional fees and other due diligence costs related to acquisitions. On occasion, Gallagher enters into forward currency hedges for the purchase price of committed, but not yet funded, acquisitions with funding requirements in currencies other than the U.S. dollar. The gains or losses, if any, associated with these hedge transactions is also included.

Corporate - Consists of overhead allocations mostly related to corporate staff compensation, other corporate level activities, and net unrealized foreign exchange remeasurement. In addition, includes the tax expense related to partial taxation of foreign earnings, nondeductible executive compensation and entertainment expenses and the tax benefit from vesting of employee equity awards.

Income Taxes

Gallagher allocates the provision for income taxes to its Brokerage and Risk Management segments using the local country statutory rates. Gallagher’s consolidated effective tax rate for the quarters ended December 31, 2021 and 2020 was (7.0)% and (14.5)%, respectively, which was lower than the statutory rate due to the production of IRC Section 45 clean energy tax credits. In third quarter 2020, Gallagher increased its estimated U.K. effective income tax rate from 17.5% to 19%. In second quarter 2021, the U.K. government enacted tax legislation that increases the corporate income tax rate from 19% to 25% effective in 2023. Gallagher incurred additional income tax expense during 2021 to adjust certain deferred income tax liabilities to the higher income tax rate.

Webcast Conference Call

Gallagher will host a webcast conference call on Thursday, January 27, 2022 at 5:15 p.m. ET/4:15 p.m. CT. To listen to this call, please go to ajg.com/IR. The call will be available for replay at such website for at least 90 days.

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Rolling Meadows, Illinois, has operations in 68 countries and offers client-service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Cautionary Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “will,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding changes in our expenses in the next several quarters; the impact of the COVID-19 pandemic recovery; anticipated future results or performance of any segment or the Company as a whole; the premium rate environment and the state of insurance markets; and the economic environment.

Gallagher’s actual results may differ materially from those contemplated by the forward-looking statements. Readers are therefore cautioned against relying on any of the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include changes in worldwide and national economic conditions, including the pace of economic recovery following COVID-19; our actual acquisition opportunities; or other factors like a military conflict between Russia and Ukraine; trade wars or tariffs; political unrest in the U.S. or other countries around the world; changes in premium rates and in insurance markets generally; and changes in the insurance brokerage industry’s competitive landscape.

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In particular, the global spread of COVID-19 has created significant volatility and uncertainty and economic disruption that may impact our forward-looking statements. The extent to which the pandemic impacts our business, operations and financial results will depend on numerous evolving factors, many of which are not within our control and that we may not be able to accurately predict, including: its duration and scope; the effectiveness of vaccines, how quickly vaccines are distributed and administered, and our employees’ and the general population’s willingness to receive them; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic, including vaccine mandates, which could be controversial for some employees; the impact of the pandemic on economic activity and actions taken in response; the effect on our clients and client demand for our services; our ability to sell and provide our services, including limitations on travel and difficulties of our clients and employees working from home and closure of their facilities; the ability of our clients to pay their insurance premiums which could impact our commission and fee revenues for our services; the nature and extent of possible claims that might impact the ability of underwriting enterprises to pay supplemental and contingent commissions; the number of new arising workers’ compensation and general liability claims; and the long-term impact of employees working from home, including increased technology costs, and employees’ holistic wellbeing.

Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its subsequently filed Quarterly Reports on Form 10-Q and the prospectus filed on November 3, 2021 for a more detailed discussion of these and other factors that could impact its forward-looking statements. The COVID-19 pandemic currently amplifies, and in the future could continue to amplify, the risks, uncertainties and assumptions, reflected in such risk factors. Any forward-looking statement made by Gallagher in this press release speaks only as of the date on which it is made. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

Information Regarding Non-GAAP Measures

In addition to reporting financial results in accordance with GAAP, this press release provides information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share, as adjusted (adjusted EPS), adjusted revenue, adjusted compensation and operating expenses, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue. These measures are not in accordance with, or an alternative to, the GAAP information provided in this press release. Gallagher’s management believes that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to Gallagher’s results of operations and financial condition or because they provide investors with measures that our chief operating decision maker uses when reviewing the company’s performance. See further below for definitions and additional reasons each of these measures is useful to investors. Gallagher’s industry peers may provide similar supplemental non-GAAP information with respect to one or more of these measures, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information provided by Gallagher should be used in addition to, but not as a substitute for, the GAAP information provided. As disclosed in its most recent Proxy Statement, Gallagher makes determinations regarding certain elements of executive officer incentive compensation, performance share awards and annual cash incentive awards, partly on the basis of measures related to adjusted EBITDAC.

Adjusted Non-GAAP presentation - Gallagher believes that the adjusted non-GAAP presentations of the current and prior period information presented in this earnings release provide stockholders and other interested persons with useful information regarding certain financial metrics of Gallagher that may assist such persons in analyzing Gallagher’s operating results as they develop a future earnings outlook for Gallagher. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period. See pages 14 and 15 for a reconciliation of the adjustments made to income taxes.

•

Adjusted measures - Revenues (for the Brokerage segment), revenues before reimbursements (for the Risk Management segment), net earnings, compensation expense and operating expense, respectively, each adjusted to exclude the following, as applicable:

•

Net gains losses on divestitures, which are primarily net proceeds received related to sales of books of business and other divestiture transactions, such as the disposal of a business through sale or closure.

•

Acquisition integration costs, which include costs related to certain large acquisitions, outside the scope of the usual tuck-in strategy, not expected to occur on an ongoing basis in the future once Gallagher fully assimilates the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition with our IT related systems.

•

Transaction-related costs associated with due diligence and integration for its acquisition of the Willis Towers Watson treaty reinsurance brokerage operations and the previous terminated agreement to acquire certain Willis Towers Watson reinsurance and other brokerage operations. These include costs related to regulatory filings, legal, accounting services, insurance and incentive compensation.

•	Workforce related charges, which primarily include severance costs (either accrued or paid) related to employee terminations and other costs associated with redundant workforce.

•	Lease termination related charges, which primarily include costs related to terminations of real estate leases and abandonment of leased space.

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•

Acquisition related adjustments, which include change in estimated acquisition earnout payables adjustments, impairment charges and acquisition related compensation charges. For fourth quarter 2021, this adjustment also includes the impact of an acquisition valuation analysis and corresponding adjustments.

•

The impact of foreign currency translation, as applicable. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same periods in the prior year.

•

Legal and income tax related, which represents the impact in second quarter 2021 of one-time income tax expense associated with the change in the U.K. effective income tax rate from 19% to 25% that is effective in 2023. For fourth quarter 2021, it also includes the impact of additional U.K. and U.S. income tax expense related to the non-deductibility of some acquisition related adjustments made and costs incurred related to a legal settlement.

•

Loss on extinguishment of debt represents costs incurred on the early redemption of the $650 million of 2031 Senior Notes, which included the redemption price premium, the unamortized discount amount on the debt issuance and the write-off of all the debt acquisition costs.

•	Adjusted ratios - Adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

Non-GAAP Earnings Measures

•

EBITDAC and EBITDAC margin - EBITDAC is net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables and EBITDAC margin is EBITDAC divided by total revenues (for the Brokerage segment) and revenues before reimbursements (for the Risk Management segment). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance for the overall business and provide a meaningful way to measure its financial performance on an ongoing basis.

•

Adjusted EBITDAC and Adjusted EBITDAC Margin - Adjusted EBITDAC is EBITDAC adjusted to exclude net gains losses on divestitures, acquisition integration costs, workforce related charges, lease termination related charges, acquisition related adjustments, transaction related costs, legal and income tax related costs, loss on extinguishment of debt and the period-over-period impact of foreign currency translation, as applicable and Adjusted EBITDAC margin is Adjusted EBITDAC divided by total adjusted revenues (defined above). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance, and are also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

•

Adjusted EPS and Adjusted Net Earnings - Adjusted net earnings have been adjusted to exclude the after-tax impact of net gains losses on divestitures, acquisition integration costs, the impact of foreign currency translation, workforce related charges, lease termination related charges, acquisition related adjustments, transaction related costs, legal and income tax related costs, loss on extinguishment of debt and effective income tax rate impact, as applicable. Adjusted EPS is Adjusted Net Earnings divided by diluted weighted average shares outstanding. This measure provides a meaningful representation of Gallagher’s operating performance (and as such should not be used as a measure of Gallagher’s liquidity), and for the overall business is also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

Organic Revenues (a non-GAAP measure) - For the Brokerage segment, organic change in base commission and fee revenues, supplemental revenues and contingent revenues exclude the first twelve months of such revenues generated from acquisitions and such revenues related to divested operations in each year presented. These revenues are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of Gallagher in both the current and prior periods. In addition, organic change in base commission and fee revenues, supplemental revenues and contingent revenues excludes the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions in each year presented. In addition, change in organic growth excludes the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

These revenue items are excluded from organic revenues in order to determine a comparable, but non-GAAP, measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current year and beyond. Gallagher has historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of its Brokerage and Risk Management segments. Gallagher also believes that using this non-GAAP measure allows readers of our financial statements to measure, analyze and compare the growth from its Brokerage and Risk Management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures - This press release includes tabular reconciliations to the most comparable GAAP measures, as follows: for EBITDAC (on pages 12 and 13, for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share (on pages 1 and 2), for organic revenue measures (on pages 4 and 6, respectively, for the Brokerage and Risk Management segments), for adjusted compensation and operating expenses and adjusted EBITDAC margin (on pages 5, 6 and 7, respectively, for the Brokerage and Risk Management segments).

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 4th Qtr and Year Ended December 31,

(Unaudited - in millions except per share, percentage and workforce data)

	4th Q Ended	4th Q Ended	Year Ended	Year Ended
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Brokerage Segment
Commissions	$1,013.6	$857.3	$4,132.3	$3,591.9
Fees	313.5	278.8	1,296.9	1,136.9
Supplemental revenues	65.7	57.9	248.7	221.9
Contingent revenues	37.7	30.0	188.0	147.0
Investment income and net gains on divestitures	36.9	11.8	101.6	69.4

Total revenues	1,467.4	1,235.8	5,967.5	5,167.1

Compensation	829.4	727.8	3,252.4	2,882.5
Operating	220.4	166.2	757.9	687.2
Depreciation	22.8	19.8	87.8	73.5
Amortization	107.4	94.5	407.6	411.3
Change in estimated acquisition earnout payables	56.4	20.2	116.3	(29.7)

Expenses	1,236.4	1,028.5	4,622.0	4,024.8

Earnings before income taxes	231.0	207.3	1,345.5	1,142.3
Provision for income taxes	60.0	49.6	328.9	276.3

Net earnings	171.0	157.7	1,016.6	866.0
Net earnings attributable to noncontrolling interests	2.8	1.8	8.4	4.9

Net earnings attributable to controlling interests	$168.2	$155.9	$1,008.2	$861.1

EBITDAC
Net earnings	$171.0	$157.7	$1,016.6	$866.0
Provision for income taxes	60.0	49.6	328.9	276.3
Depreciation	22.8	19.8	87.8	73.5
Amortization	107.4	94.5	407.6	411.3
Change in estimated acquisition earnout payables	56.4	20.2	116.3	(29.7)

EBITDAC	$417.6	$341.8	$1,957.2	$1,597.4

	4th Q Ended	4th Q Ended	Year Ended	Year Ended
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Risk Management Segment
Fees	$254.2	$216.3	$967.2	$821.0
Investment income	0.1	0.1	0.4	0.7

Revenues before reimbursements	254.3	216.4	967.6	821.7
Reimbursements	31.3	40.0	133.0	151.7

Total revenues	285.6	256.4	1,100.6	973.4

Compensation	151.8	131.9	580.7	517.5
Operating	56.5	44.6	209.8	162.6
Reimbursements	31.3	40.0	133.0	151.7
Depreciation	11.1	12.9	46.2	49.4
Amortization	1.6	1.6	7.5	6.0
Change in estimated acquisition earnout payables	0.2	0.1	3.3	(3.2)

Expenses	252.5	231.1	980.5	884.0

Earnings before income taxes	33.1	25.3	120.1	89.4
Provision for income taxes	8.5	6.2	30.6	22.5

Net earnings	24.6	19.1	89.5	66.9
Net earnings attributable to noncontrolling interests	—	—	—	—

Net earnings attributable to controlling interests	$24.6	$19.1	$89.5	$66.9

EBITDAC
Net earnings	$24.6	$19.1	$89.5	$66.9
Provision for income taxes	8.5	6.2	30.6	22.5
Depreciation	11.1	12.9	46.2	49.4
Amortization	1.6	1.6	7.5	6.0
Change in estimated acquisition earnout payables	0.2	0.1	3.3	(3.2)

EBITDAC	$46.0	$39.9	$177.1	$141.6

See “Information Regarding Non-GAAP Measures” beginning on page 10 of 15.

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 4th Qtr and Year Ended December 31,

(Unaudited - in millions except share and per share data)

	4th Q Ended	4th Q Ended	Year Ended	Year Ended
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Corporate Segment
Revenues from consolidated clean coal facilities	$209.7	$194.9	$1,075.4	$802.0
Royalty income from clean coal licenses	12.4	16.8	67.7	62.4
Loss from unconsolidated clean coal facilities	(0.5)	(0.3)	(2.3)	(0.9)
Other net revenues (losses)	(1.9)	—	0.5	(0.4)

Total revenues	219.7	211.4	1,141.3	863.1

Cost of revenues from consolidated clean coal facilities	229.2	216.3	1,173.2	882.1
Compensation	33.1	21.5	94.4	66.5
Operating	43.4	20.0	104.7	56.7
Interest	61.5	47.8	226.1	196.4
Loss on extinguishment of debt	—	—	16.2	—
Depreciation	3.6	4.7	17.2	22.2

Expenses	370.8	310.3	1,631.8	1,223.9

Loss before income taxes	(151.1)	(98.9)	(490.5)	(360.8)
Benefit for income taxes	(76.4)	(75.2)	(339.4)	(286.0)

Net loss	(74.7)	(23.7)	(151.1)	(74.8)
Net earnings attributable to noncontrolling interests	8.7	9.1	39.8	34.4

Net loss attributable to controlling interests	$(83.4)	$(32.8)	$(190.9)	$(109.2)

EBITDAC
Net loss	$(74.7)	$(23.7)	$(151.1)	$(74.8)
Benefit for income taxes	(76.4)	(75.2)	(339.4)	(286.0)
Interest	61.5	47.8	226.1	196.4
Loss on extinguishment of debt	—	—	16.2	—
Depreciation	3.6	4.7	17.2	22.2

EBITDAC	$(86.0)	$(46.4)	$(231.0)	$(142.2)

	4th Q Ended	4th Q Ended	Year Ended	Year Ended
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
Total Company
Commissions	$1,013.6	$857.3	$4,132.3	$3,591.9
Fees	567.7	495.1	2,264.1	1,957.9
Supplemental revenues	65.7	57.9	248.7	221.9
Contingent revenues	37.7	30.0	188.0	147.0
Investment income and net gains on divestitures	37.0	11.9	102.0	70.1
Revenues from clean coal activities	221.6	211.4	1,140.8	863.5
Other net revenues (losses) - Corporate	(1.9)	—	0.5	(0.4)

Revenues before reimbursements	1,941.4	1,663.6	8,076.4	6,851.9
Reimbursements	31.3	40.0	133.0	151.7

Total revenues	1,972.7	1,703.6	8,209.4	7,003.6

Compensation	1,014.3	881.2	3,927.5	3,466.5
Operating	320.3	230.8	1,072.4	906.5
Reimbursements	31.3	40.0	133.0	151.7
Cost of revenues from clean coal activities	229.2	216.3	1,173.2	882.1
Interest	61.5	47.8	226.1	196.4
Loss on extinguishment of debt	—	—	16.2	—
Depreciation	37.5	37.4	151.2	145.1
Amortization	109.0	96.1	415.1	417.3
Change in estimated acquisition earnout payables	56.6	20.3	119.6	(32.9)

Expenses	1,859.7	1,569.9	7,234.3	6,132.7

Earnings before income taxes	113.0	133.7	975.1	870.9
Provision (benefit) for income taxes	(7.9)	(19.4)	20.1	12.8

Net earnings	120.9	153.1	955.0	858.1
Net earnings attributable to noncontrolling interests	11.5	10.9	48.2	39.3

Net earnings attributable to controlling interests	$109.4	$142.2	$906.8	$818.8

Diluted net earnings per share	$0.51	$0.72	$4.37	$4.20

Dividends declared per share	$0.48	$0.45	$1.92	$1.80

EBITDAC
Net earnings	$120.9	$153.1	$955.0	$858.1
Provision (benefit) for income taxes	(7.9)	(19.4)	20.1	12.8
Interest	61.5	47.8	226.1	196.4
Loss on extinguishment of debt	—	—	16.2	—
Depreciation	37.5	37.4	151.2	145.1
Amortization	109.0	96.1	415.1	417.3
Change in estimated acquisition earnout payables	56.6	20.3	119.6	(32.9)

EBITDAC	$377.6	$335.3	$1,903.3	$1,596.8

See “Information Regarding Non-GAAP Measures” beginning on page 10 of 15

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Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited - in millions except per share data)

	Dec 31, 2021	Dec 31, 2020
Cash and cash equivalents	$402.6	$664.6
Restricted cash	4,063.7	2,909.7
Premiums and fees receivable	11,753.1	6,436.0
Other current assets	1,451.0	1,113.9

Total current assets	17,670.4	11,124.2
Fixed assets - net	500.8	450.7
Deferred income taxes (includes tax credit carryforwards of $1,074.0 in 2021 and $998.0 in 2020)	1,228.5	1,085.8
Other noncurrent assets	966.5	769.9
Right-of-use assets	358.6	373.9
Goodwill	8,666.2	6,127.0
Amortizable intangible assets - net	3,954.0	2,399.9

Total assets	$33,345.0	$22,331.4

Premiums payable to underwriting enterprises	$13,845.6	$7,784.6
Accrued compensation and other current liabilities	1,895.1	1,596.2
Deferred revenue - current	520.9	475.6
Premium financing debt	228.4	203.6
Corporate related borrowings - current	245.0	75.0

Total current liabilities	16,735.0	10,135.0
Corporate related borrowings - noncurrent	5,810.2	4,266.0
Deferred revenue - noncurrent	58.7	65.7
Lease liabilities - noncurrent	309.3	320.9
Other noncurrent liabilities	1,871.7	1,311.1

Total liabilities	24,784.9	16,098.7

Stockholders’ equity:
Common stock - issued and outstanding	208.5	193.7
Capital in excess of par value	6,143.7	4,264.4
Retained earnings	2,882.3	2,371.7
Accumulated other comprehensive loss	(726.1)	(643.6)

Total controlling interests stockholders’ equity	8,508.4	6,186.2
Noncontrolling interests	51.7	46.5

Total stockholders’ equity	8,560.1	6,232.7

Total liabilities and stockholders’ equity	$33,345.0	$22,331.4

Arthur J. Gallagher & Co.

Other Information

(Unaudited - data is rounded where indicated)

	4th Q Ended Dec 31, 2021	4th Q Ended Dec 31, 2020		Year Ended Dec 31, 2021	Year Ended Dec 31, 2020
OTHER INFORMATION
Basic weighted average shares outstanding (000s)	207,797	192,874		202,681	190,995
Diluted weighted average shares outstanding (000s)	212,864	197,420		207,346	195,048
Number of common shares outstanding at end of period (000s)		*		208,454	193,651
Workforce at end of period (includes acquisitions):
Brokerage				29,869	24,717
Risk Management				7,308	6,378
Total Company		*	*	39,174	32,401

*

Gallagher completed a follow-on public offering of 10,350,000 shares of its common stock on May 17, 2021 and used the net proceeds to fund a portion of the acquisition of Willis Towers Watson treaty reinsurance brokerage operations that was completed in December 2021.

**	The acquistion of the Willis Towers Watson’s treaty reinsurance brokerage operations added approximately 2,200 employees in December 2021.

Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited)

(Unaudited - in millions except share and per share data)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
4th Q Ended December 31, 2021
Brokerage, as reported	$231.0	$60.0	$171.0	$2.8	$168.2	$0.79
Net gains on divestitures	(9.9)	(1.9)	(8.0)	—	(8.0)	(0.04)
Acquisition integration	15.6	2.9	12.7	—	12.7	0.06
Workforce and lease termination	7.5	1.4	6.1	—	6.1	0.03
Acquisition related adjustments	56.5	10.5	46.0	—	46.0	0.22

Brokerage, as adjusted	$300.7	$72.9	$227.8	$2.8	$225.0	$1.06

Risk Management, as reported	$33.1	$8.5	$24.6	$—	$24.6	$0.12
Workforce and lease termination	1.3	0.3	1.0	—	1.0	—
Acquisition related adjustments	0.1	—	0.1	—	0.1	—

Risk Management, as adjusted	$34.5	$8.8	$25.7	$—	$25.7	$0.12

Corporate, as reported	$(151.1)	$(76.4)	$(74.7)	$8.7	$(83.4)	$(0.40)
Transaction-related costs	26.7	5.1	21.6	—	21.6	0.10
Legal and income tax related	9.5	(9.9)	19.4	—	19.4	0.10

Corporate, as adjusted	$(114.9)	$(81.2)	$(33.7)	$8.7	$(42.4)	$(0.20)

See “Information Regarding Non-GAAP Measures” beginning on page 10 of 15.

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Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited) - Continued

(Unaudited - in millions except share and per share data)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
4th Q Ended December 31, 2020
Brokerage, as reported	$207.3	$49.6	$157.7	$1.8	$155.9	$0.79
Net loss on divestitures	10.4	2.1	8.3	—	8.3	0.04
Acquisition integration	5.6	1.1	4.5	—	4.5	0.02
Workforce and lease termination	10.4	2.1	8.3	—	8.3	0.04
Acquisition related adjustments	18.8	3.8	15.0	—	15.0	0.08
Levelized foreign currency translation	0.7	0.1	0.6	—	0.6	—

Brokerage, as adjusted	$253.2	$58.8	$194.4	$1.8	$192.6	$0.97

Risk Management, as reported	$25.3	$6.2	$19.1	$—	$19.1	$0.10
Workforce and lease termination	1.5	0.3	1.2	—	1.2	0.01
Levelized foreign currency translation	0.4	0.1	0.3	—	0.3	—

Risk Management, as adjusted	$27.2	$6.6	$20.6	$—	$20.6	$0.11

Corporate, as reported	$(98.9)	$(75.2)	$(23.7)	$9.1	$(32.8)	$(0.17)
Income tax related	—	6.6	(6.6)	—	(6.6)	(0.03)

Corporate, as adjusted	$(98.9)	$(68.6)	$(30.3)	$9.1	$(39.4)	$(0.20)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
Year Ended December 31, 2021
Brokerage, as reported	$1,345.5	$328.9	$1,016.6	$8.4	$1,008.2	4.86
Net gains on divestitures	(18.8)	(3.8)	(15.0)	—	(15.0)	(0.07)
Acquisition integration	31.7	6.5	25.2	—	25.2	0.12
Workforce and lease termination	22.8	4.8	18.0	—	18.0	0.09
Acquisition related adjustments	123.5	25.2	98.3	—	98.3	0.47

Brokerage, as adjusted	$1,504.7	361.6	$1,143.1	$8.4	$1,134.7	$5.47

Risk Management, as reported	$120.1	$30.6	$89.5	$—	$89.5	0.43
Net gains on divestitures	(0.1)	—	(0.1)	—	(0.1)	—
Workforce and lease termination	8.0	2.0	6.0	—	6.0	0.03
Acquisition related adjustments	2.7	0.6	2.1	—	2.1	0.01

Risk Management, as adjusted	$130.7	$33.2	$97.5	$—	$97.5	$0.47

Corporate, as reported	$(490.5)	$(339.4)	$(151.1)	$39.8	$(190.9)	$(0.92)
Loss on extinguishment of debt	16.2	4.0	12.2	—	12.2	0.06
Transaction-related costs	47.9	9.4	38.5	—	38.5	0.19
Legal and income tax related	9.5	(34.1)	43.6	—	43.6	0.21

Corporate, as adjusted	$(416.9)	$(360.1)	$(56.8)	$39.8	$(96.6)	$(0.46)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
Year Ended December 31, 2020
Brokerage, as reported	$1,142.3	$276.3	$866.0	$4.9	$861.1	$4.42
Net loss on divestitures	5.8	1.1	4.7	—	4.7	0.02
Acquisition integration	25.1	5.8	19.3	—	19.3	0.10
Workforce and lease termination	43.9	9.9	34.0	—	34.0	0.17
Acquisition related adjustments	51.0	11.3	39.7	—	39.7	0.20
Levelized foreign currency translation	22.7	5.3	17.4	—	17.4	0.09

Brokerage, as adjusted	$1,290.8	$309.7	$981.1	$4.9	$976.2	$5.00

Risk Management, as reported	$89.4	$22.5	$66.9	$—	$66.9	$0.34
Workforce and lease termination	7.9	1.9	6.0	—	6.0	0.04
Acquisition related adjustments	0.6	0.2	0.4	—	0.4	—
Levelized foreign currency translation	1.0	0.3	0.7	—	0.7	—

Risk Management, as adjusted	$98.9	$24.9	$74.0	$—	$74.0	$0.38

Corporate, as reported	$(360.8)	$(286.0)	$(74.8)	$34.4	$(109.2)	$(0.56)
Income tax related	—	1.1	(1.1)	—	(1.1)	(0.01)

Corporate, as adjusted	$(360.8)	$(284.9)	$(75.9)	$34.4	$(110.3)	$(0.57)

See “Information Regarding Non-GAAP Measures” beginning on page 10 of 15.

Contact:

Ray Iardella

Vice President - Investor Relations

630-285-3661 or ray_iardella@ajg.com

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